Security Information






Security Purchased

CUSIP
US37949E2046

Issuer
GLOBALTRANS INVESTMENT PLC

Underwriters
DBSI, Morgan Stanley

Years of continuous operation, including predecessors
> 3 years

Ticker
GLTR LI

Is the affiliate a manager or co-manager of offering?
Joint Lead Manager

Name of underwriter or dealer from which purchased
Morgan Stanley

Firm commitment underwriting?
Yes

Trade date/Date of Offering
4/30/2008

Total dollar amount of offering sold to QIBs
 $                        449,415,000

Total dollar amount of any concurrent public
offering
 $                                   -

Total
 $           449,415,000

Public offering price
 $                        13.25

Price paid if other than public offering price
 N/A

Underwriting spread or commission
 $                         0.11

Rating
N/A

Current yield
N/A







Fund Specific Information






Board
Total Share Amount
Purchased
$ Amount of
Purchase
% of Offering
Purchased by the
Fund

DWS Funds





DWS Global Thematic Fund
DWS
400,300
 $
5,303,975
1.18%

DWS Global Thematic VIP
DWS
29,100
 $                   385,575
0.09%

Total

429,400
 $
5,689,550
1.27%







^The Security and Fund Performance is
calculated based on information provided by State Street Bank.


*If a Fund executed multiple sales of a
security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.